UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2013

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, on December 6, 2012, Halcón Resources Corporation (“Halcón” or the “Company”) issued a total of 10,880.0993 shares of its 8% Automatically Convertible Preferred Stock, par value $0.0001 per share, in connection with the acquisition of two entities owning approximately 81,000 net acres prospective for the Bakken and Three Forks formations primarily located in Williams, Mountrail, McKenzie and Dunn Counties, North Dakota (the “Williston Basin Transaction”). The value of each share of preferred stock issued was approximately $74,453 per share, comprising approximately $810.1 million of the purchase price paid by Halcón in the Williston Basin Transaction. The shares of preferred stock were issued to the selling parties in the Williston Basin Transaction in a private placement pursuant to the exemptions from registration provided in Regulation D, Rule 506, under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Following the approval by Halcón’s stockholders of the issuance of shares of Halcón common stock, par value $0.0001 per share, described in Item 5.07 below and upon the satisfaction of certain other conditions to conversion, each outstanding share of Halcón preferred stock converted into 10,000 shares of Halcón common stock on January 18, 2013 at an effective conversion price of approximately $7.45 per share. Accordingly, on that date an aggregate of 108,800,993 shares of Halcón common stock were issued to the two holders of Halcón’s preferred stock. No proceeds were received by the Company upon conversion of the preferred stock. The common stock issued upon conversion of the preferred stock was issued in reliance upon the exemptions from registration provided in Regulation D, Rule 506, under Section 4(2) of the Securities Act.

Following the conversion of the preferred stock, Halcón had approximately 366.9 million shares of common stock outstanding as of the date of this current report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2013, Robert J. Anderson informed Halcón of his intention to resign as Executive Vice President, Chief Operating Officer of the Company to pursue other opportunities. The effective date of Mr. Anderson’s resignation has not yet been determined but is expected to occur in February 2013.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 17, 2013, Halcón filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation, which amended Article Four of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 333,333,334 shares to an aggregate of 670,000,000 authorized shares of common stock. The Certificate of Amendment was effective upon filing with the Secretary of State of the State of Delaware.

Item 5.07 Submission of Matters to a Vote of Security Holders.

A special meeting of stockholders of the Company was held on January 17, 2013 in Houston, Texas for the purpose of voting on three proposals.

The first of those proposals related to the approval of the issuance of 108,800,993 shares of Halcón common stock upon the conversion of the Halcón preferred stock issued on December 6, 2012 in connection with the Williston Basin Transaction. The proposal was approved and the tabulation of votes (both in person and by proxy) for this proposal were as follows:

Proposal 1	Votes For	Votes Against	Broker Non- Votes	Abstentions
Issuance of 108.8 million shares of Halcón common stock	152,932,683	1,089,473	—	275,213

The second proposal related to the approval of an amendment to Halcón’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized common stock by 333,333,334 shares to an aggregate of 670,000,000 authorized shares of common stock. The amendment to Amended and Restated Certificate of Incorporation was approved as follows:

Proposal 2	Votes For	Votes Against	Broker Non- Votes	Abstentions
Amendment to Halcón’s Certificate of Incorporation	152,552,878	1,461,160	—	283,331

The third proposal related to the approval of an adjournment of the special meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals. The proposal was approved as follows, although the special meeting was not adjourned.

Proposal 3	Votes For	Votes Against	Broker Non- Votes	Abstentions
Adjournment of special meeting, if necessary or appropriate	147,445,944	6,593,679	—	257,746

Item 8.01 Other Events.

On Friday, January 18, 2013, an entity wholly owned and controlled by Floyd C. Wilson, Halcón’s Chairman and Chief Executive Officer, sold a Raytheon Hawker 800A aircraft to the Company for $2,390,000 (the “Aircraft Transaction”). In accordance with the Company’s Code of Conduct and Audit Committee Charter and prior to entering into the Aircraft Transaction, the Company’s Audit Committee, then its Board of Directors (after Mr. Wilson’s recusal of himself), reviewed and considered the Aircraft Transaction. The Company’s Audit Committee and its Board of Directors reviewed an independent third party appraisal of the aircraft valuing it at $2,390,000, considered the potential benefits and uses to the Company of the aircraft, and determined that acquiring the aircraft upon the terms offered by Mr. Wilson’s company was fair and in the Company’s best interests. Following such reviews and determinations, the Company’s Audit Committee, then its Board of Directors, authorized the Aircraft Transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

3.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Halcón Resources Corporation dated January 17, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

January 23, 2013	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer